Exhibit 99.1
CVRD ACQUIRES CONTROL OF INCO
Toronto, October 24, 2006 — Inco Limited (TSX, NYSE: N) announced today that Companhia Vale do Rio Doce (“CVRD”) has indicated in a news release that 174,623,019 common shares of Inco have been validly deposited to CVRD’s offer to purchase for cash all of the outstanding common shares of Inco (the “CVRD Offer”). CVRD has taken up and accepted for payment all shares tendered, which represent 75.66% of the issued and outstanding Inco common shares on a fully diluted basis.
CVRD also announced that it has extended the expiry date of the CVRD Offer to enable the remaining Inco shareholders to receive prompt payment of the Cdn.$86.00 per share consideration under the CVRD Offer. The CVRD Offer will now expire at midnight (Toronto time) on November 3, 2006.
“Inco’s Board and management believe that combining CVRD and Inco presents a great opportunity to create value,” said Scott Hand, Inco’s Chairman and Chief Executive Officer. “We plan to assist CVRD in every way we can to ensure a smooth integration of our two companies, to create a new global leader in the metals and mining industry.”
“Inco has a long and storied history and our employees can take can great pride in what we have achieved,” he said. “Now we’re looking forward to an exciting new phase in our history.”
For more information, visit www.cvrd.com.br to view CVRD’s press release.
Important Legal Information
In response to the CVRD Offer, Inco has filed with the U.S. Securities and Exchange Commission (“SEC”) a Solicitation/Recommendation Statement on Schedule 14D-9 and amendments thereto (as so amended, the “14D-9”). INCO’S SECURITY HOLDERS ARE URGED TO READ THE 14D-9, AND ANY AMENDMENTS INCO MAY FILE

THERETO, BECAUSE IT, AND ANY SUCH AMENDMENTS, WILL CONTAIN IMPORTANT INFORMATION ABOUT CVRD’S PROPOSED COMBINATION WITH INCO.
Investors and security holders may obtain copies of the 14D-9 and Inco’s other public filings made from time to time with the Canadian Securities Regulators, at www.sedar.com, and with the SEC at the SEC’s web site, www.sec.gov, free of charge. The 14D-9 and Inco’s other public filings may also be obtained free of charge at www.inco.com or by contacting Inco’s media or investor relations departments.

October 24, 2006
IN 06/53
For further information:
Media Relations:

Inco Limited	Steve Mitchell (416) 361-7950

Investor Relations: or www.inco.com	Sandra Scott (416) 361-7758